Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

NORTHERN VIRGINIA, DENVER,

SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BEIJING,

SHANGHAI, HONG KONG,

SINGAPORE, BRUSSELS

August 6, 2009

McGrath RentCorp

5700 Las Positas Road

Livermore, California 94551

Re:	McGrath RentCorp 2007 Stock Incentive Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) of McGrath RentCorp (the “Company”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, (the “Securities Act”) of shares (the “Shares”) of your common stock, no par value per share (the “Common Shares”), which will be issuable under the McGrath RentCorp 2007 Stock Incentive Plan, as amended and restated (the “Plan”).

We have examined originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed, with respect to all parties to agreements or instruments relevant hereto, other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. In addition, we have assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the terms set forth in the Plan and the relevant agreements thereunder, will be validly issued, fully paid and non-assessable Common Shares.

Our opinion expressed above is limited to the laws of the State of California.

McGrath RentCorp

August 6, 2009

Page Two

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP